UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2005

PSS WORLD MEDICAL, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number: 0-23832

Florida	59-2280364

(State or other jurisdiction	(IRS Employer
incorporation or organization)	Identification Number)

4345 Southpoint Blvd
Jacksonville, Florida	32216
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area	(904) 332-3000
code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a — 12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Compensation for the Chief Executive Officer

On June 1, 2005, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved a salary increase for David A. Smith, President and Chief Executive Officer, from $600,000 to $650,000 for fiscal year 2006. Mr. Smith is also eligible to participate in an annual bonus program in which he can receive a target award equal to a certain percentage of his base salary based upon achieving an earnings per share target approved by the Committee. On June 1, 2005, the Committee also approved an increase to the percentage of his base salary that he can earn in the annual bonus program from 60% to 80%. These increases become effective on April 2, 2005.

Shareholder Value Plan

On June 1, 2005, the Committee approved a cash-based performance award program under the 1999 Long-Term Incentive Plan, known as the 2006 Shareholder Value Plan (“2006 SVP”). The 2006 SVP provides incentives to executives to enhance shareholder value through the achievement of earnings per share goals outlined in the Company’s current three-year strategic plan. The performance period under the 2006 SVP is the 36-month period from April 2, 2005 to March 28, 2008.

Target awards under the 2006 SVP are expressed as a percentage of base salary, (ranging from 15% to 55%), in effect at the inception of the performance period for the top five officer levels and performance goals are based on planned cumulative earnings per share (“Target EPS”), as approved by the Committee. The Target EPS includes the after-tax effect of the compensation costs related to the 2006 SVP. The Company will accrue compensation cost over the 36-month period as performance goals are achieved and expects the target pay-out to be approximately $7.4 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   June 1, 2005

PSS WORLD MEDICAL, INC.

By: s/ David M. Bronson Name: David M. Bronson Title: Executive Vice President and Chief Financial Officer